Exhibit 5.1

Ref:	VSL/766305-000001/27610650v2

Fresh2 Group Limited

650 5th Avenue Ste 2416

New York, NY 10019-6108

United States

2 October 2023

Dear Sirs

Fresh2 Group Limited (the “Company”)

We have acted as British Virgin Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 2 October 2023 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 42,900,000 Class A Ordinary Shares, par value US$0.01 per share (the "Shares"), issuable by the Company upon the exercise of options under the 2022 Share Incentive Plan and the 2023 Share Incentive Plan (the together, the "Share Incentive Plans").

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Share Incentive Plans. We have also reviewed copies of the fifth amended and restated memorandum and articles of association of the Company as registered on 14 October 2022 (the "Memorandum and Articles") and the written resolutions of the directors of the Company dated 14 April 2022, 28 August 2022, 6 January 2023, 10 March 2023 and 23 August 2023 and 29 September 2023 (the "Resolutions").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Share Incentive Plans and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of the Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under section 42 of the BVI Business Companies Act (as amended), the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission)

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were signed by all the directors in the manner prescribed in the Memorandum and Articles, and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out above, and (g) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP